EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS THIRD QUARTER EARNINGS PER SHARE OF $.40 AND EXPECTS TO EXCEED PREVIOUS FULL-YEAR GUIDANCE; NET SALES INCREASE 6 PERCENT; U.S. SOUP SALES RISE 15 PERCENT
     CAMDEN, NJ, May 22, 2006—Campbell Soup Company (NYSE: CPB) today reported net earnings increased to $166 million in the third quarter ended April 30, 2006 from $146 million in the prior year. Diluted earnings per share for the quarter were $.40, compared with $.35 in the year-ago period. Beginning in fiscal year 2006, the company adopted a new accounting standard (SFAS 123R) that requires all stock-based compensation to be expensed. Had all stock-based compensation been expensed in the year-ago quarter, net earnings would have been $138 million and diluted earnings per share would have been $.33. After factoring in this item, for the third quarter net earnings increased 20 percent and earnings per share increased 21 percent.
     For the third quarter, net sales rose 6 percent to $1,836 million, reflecting the following factors:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 3 percent

▪	Reduced promotional spending added 1 percent

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▪	Currency subtracted 2 percent
     Net sales were $6,227 million for the first nine months of fiscal year 2006, an increase of 3 percent compared with the year-ago period, reflecting the following factors:
▪	Price and sales allowances added 4 percent

▪	Currency subtracted 1 percent
     For the first nine months of fiscal year 2006, the company reported net earnings of $722 million versus $611 million a year earlier and earnings per share of $1.74 versus $1.48 reported in the year-ago period.
     The comparability of net earnings and earnings per share for the first nine months was impacted by the following items:
▪	During the first quarter, the company recorded a non-cash tax benefit resulting from the favorable resolution of a U.S. tax contingency related to transactions involving government securities in a prior period. The aggregate non-cash benefit of the settlement on net earnings was $60 million, or $.14 per share.

▪	During the first quarter, the company finalized its plan to repatriate earnings from non-U.S. subsidiaries under the provisions of the American Jobs Creation Act, and as a result, recorded incremental tax expense of $8 million, or $.02 per share.

▪	During the first quarter, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change recorded in the first quarter was a $13 million pre-tax gain. The impact on net earnings was $8 million, or $.02 per share.

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▪	For the first nine months of the prior year, earnings would have been $22 million, or $.05 per share lower, had all stock-based compensation been expensed.
     After factoring in these items for the first nine months, adjusted net earnings would be $662 million compared with $589 million in the prior year, an increase of 12 percent, and adjusted earnings per share would be $1.60 compared with $1.42 in the prior year, an increase of 13 percent.
     Cash flow from operations for the first nine months of fiscal year 2006 was $977 million versus $772 million in the year-ago period, an increase of 27 percent.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We delivered an outstanding quarter. Our U.S. soup business was exceptionally strong on both the top and bottom line. Our strategy to direct our marketing spending toward better communicating the quality, convenience and value of our soups and away from heavy promotional activity worked very well for the quarter and year to date. Our continued emphasis on innovation and more effective marketing programs, including advertising, is working. As we look ahead to next soup season with our strategic initiatives to introduce lower sodium soups and expand our premium soup offerings, we plan to increase our investment to leverage this year’s momentum.
     “Beyond U.S. soup, we also delivered strong results in our U.S. sauce and beverage businesses, as well as Pepperidge Farm and Canada. While we are pleased with the overall performance of our North American business, our international business is performing below our growth expectations. We are taking actions to improve the overall performance of our international portfolio.”

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Conant continued, “Previously, we provided guidance that we expected our fiscal 2006 earnings per share to increase between 5 and 7 percent from the adjusted fiscal year 2005 base of $1.64. Based on our strong year-to-date performance, we now expect that our fiscal 2006 earnings per share will increase between 9 and 10 percent from this adjusted base.”
Summary of Fiscal 2006 Third Quarter and Nine Month Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $713 million, a 14 percent increase compared with a year ago. The change in sales reflects the following factors:
▪	Volume and mix added 8 percent

▪	Price and sales allowances added 6 percent
     Operating earnings were $171 million compared to $152 million in the year-ago period. Operating earnings in the prior year would have been $1 million lower had all stock-based compensation been expensed. The increase in earnings was due to higher volume and selling prices and productivity improvements, which more than offset cost inflation and increased marketing expenses.
     U.S. soup sales for the quarter increased 15 percent compared with a year ago, with condensed soup sales up 11 percent, ready-to-serve soup sales up 17 percent, and broth sales up 30 percent. For the first nine months of fiscal 2006, total U.S. soup sales increased 4 percent, with condensed sales up 5 percent, ready-to-serve sales flat, and broth sales up 12 percent.
     Further details of sales results for the quarter include the following:

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     ▪ Both condensed eating soups and condensed cooking soups showed strong sales growth driven by significantly increased advertising and effective merchandising. The condensed soup business benefited from additional installations of gravity-feed shelving systems, which are now installed in more than 15,200 stores compared with 12,800 stores at this time last year.
     ▪ Ready-to-serve soup sales were driven by the strong performance of “Campbell’s Select” soups, which benefited from the introduction of “Campbell’s Select Gold Label” soups in aseptic packaging. Sales of ready-to-serve soups were adversely impacted by the discontinuation of “Campbell’s Kitchen Classics” soups.
     ▪ The ready-to-serve convenience soup platform delivered robust growth led by the successful introduction of new classic “Campbell’s” varieties in microwaveable bowls and sales gains of “Campbell’s Chunky” and “Campbell’s Select” microwaveable bowls. A gravity-feed shelving system designed for microwaveable cups and bowls is now in over 1,300 stores. Preliminary results indicate this unit has been effective in stimulating additional sales of microwaveable soups.
     ▪ “Swanson” broth sales were up significantly driven by increased marketing spending and effective promotional activity around the Easter holiday.
     Highlights of this segment’s other businesses include:
     ▪ Beverage sales rose double-digits driven by “V8” vegetable juice which had strong volume growth in the grocery channel and continued to benefit from increased distribution in club stores and the growth of single-serve varieties. The

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introduction of “V8 V-Fusion,” a 100 percent juice beverage, also contributed to the beverage sales growth. “V8 Splash” juice beverage sales declined for the quarter.
     ▪ Both “Prego” pasta sauces and “Pace” Mexican sauces achieved double-digit sales growth driven primarily by increased marketing spending.
     For the first nine months of fiscal 2006, sales increased 5 percent to $2,701 million. Operating earnings were $701 million compared to $643 million in the year-ago period. Operating earnings in the prior year would have been $3 million lower had all stock-based compensation been expensed. Earnings for the first nine months of this fiscal year included an $8 million benefit from a change in the method of accounting for inventory. The higher operating earnings were driven by higher selling prices and productivity gains, which were partially offset by cost inflation.
Baking and Snacking
     Sales for Baking and Snacking were $422 million versus $421 million in the year-ago period.
     A breakdown of the change in sales follows:
▪	Price and sales allowances added 3 percent

▪	Currency subtracted 3 percent
     Operating earnings were $35 million compared with $36 million in the year-ago quarter. Operating earnings in the prior year would have been $2 million lower had all stock-based compensation been expensed. Higher operating earnings at Pepperidge Farm were partially offset by expenses associated with an organizational realignment in

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Australia designed to improve the cost structure of the business, lower earnings in Indonesia, and the unfavorable impact of currency.
     Further details of sales results include the following:
     ▪ Pepperidge Farm sales grew 11 percent on 6 percent volume growth, with all three businesses — bakery, cookies and crackers, and frozen — contributing to this sales increase.
     ▪ Bakery performance was ahead of the year-ago period, as consumer demand for “Pepperidge Farm” whole grain breads continued to grow.
     ▪ Sales of “Pepperidge Farm” cookies and crackers increased, propelled by double-digit growth of “Goldfish” crackers, which benefited from the successful introduction of 100-calorie packs. New “Pepperidge Farm” Chocolate Delight cookies achieved good consumer acceptance, and both “Milano” and Chocolate Chunk varieties contributed to growth.
     ▪ Sales of “Pepperidge Farm” frozen products increased led by gains from Texas Toast varieties.
     ▪ Arnott’s sales declined due to the unfavorable impact of currency and weakness in its snack foods business.
     ▪ Biscuit sales in Indonesia declined due to the challenging economic environment in that region.
     For the first nine months of fiscal 2006, sales were $1,309 million versus $1,303 million in the year-ago period. Operating earnings were $125 million compared to $129 million in the year-ago period. Operating earnings in the prior year would have been $6 million lower had all stock-based compensation been expensed. Earnings for the first

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nine months of this fiscal year included a $5 million benefit from a change in the method of accounting for inventory. Operating earnings results were driven by declines in the Indonesian and the Arnott’s snack foods businesses, and the unfavorable impact of currency, partially offset by higher earnings at Pepperidge Farm.
International Soup and Sauces
     Sales for International Soup and Sauces were $430 million, a 1 percent decline compared with a year ago.
     A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Reduced promotional spending added 2 percent

▪	Currency subtracted 4 percent
     Operating earnings were $70 million compared to $59 million in the year-ago period. Operating earnings in the prior year would have been $1 million lower had all stock-based compensation been expensed. The higher level of earnings was due to strong market performance in Canada and lower marketing spending in the U.K., partially offset by the unfavorable impact of currency.
     Further details of sales results include the following:
     ▪ Sales in Europe declined 8 percent. Excluding the unfavorable impact of currency, sales in Europe were flat, with declines in the U.K. and France offset by gains in Germany and Belgium. In March, the company announced that it was exploring strategic alternatives for its U.K. and Irish businesses.

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     ▪ In Canada, double-digit sales gains were driven by growth in both condensed and ready-to-serve soups, including aseptic soups, and the positive impact of currency.
     ▪ In Asia Pacific, sales gains were driven by ready-to-serve soup, broth and beverages in Australia, partially offset by the unfavorable impact of currency.
     For the first nine months of fiscal 2006, sales declined 1 percent to $1,333 million. Operating earnings were $206 million compared to $184 million in the prior-year period. Operating earnings in the prior year would have been $3 million lower had all stock-based compensation been expensed. Operating earnings increased due to sales gains in Canada and lower marketing spending in Europe, partially offset by the unfavorable impact of currency.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Sales grew 7 percent to $271 million compared with the same period a year ago.
     A breakdown of the change in sales follows:
▪	Volume and mix added 7 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 1 percent

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     Operating earnings of $27 million were even versus the prior-year period. Operating earnings in the prior year would have been $2 million lower had all stock-based compensation been expensed.
     Further details include the following:
     ▪ Godiva Chocolatier sales increased, primarily due to strong performance in the North American market, which benefited from higher retail comparable store sales and higher wholesale shipments. Strong holiday sales in Asia and gains in Europe also contributed to growth.
     ▪ Away From Home sales grew, driven by strong performance of refrigerated and frozen soups in the U.S. The Away From Home business in Canada also delivered a strong performance, led by sales of ready-to-serve and condensed soups, as well as bakery.
     For the first nine months of fiscal 2006, sales increased 8 percent to $884 million. Operating earnings were $122 million compared to $121 million in the prior-year period. Operating earnings in the prior year would have been $5 million lower had all stock-based compensation been expensed. Operating earnings were driven by higher sales in Away From Home, partially offset by the unfavorable impact of currency.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2006 and 2005 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.

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Conference Call
     The company will host a conference call to discuss these results on May 22 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-395-6878 and non-U.S. participants at 1-210-234-0002. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight May 26, 2006 at 1-866-470-8797 or 1-203-369-1497.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Reporting Segments
     Beginning in fiscal year 2005, Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, soups, baked snacks, vegetable-based beverages, and premium chocolate products. Founded in 1869, the company has a portfolio of more than 20 market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and

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“Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 30,	May 1,
	2006	2005
Net sales	$1,836	$1,736

Costs and expenses
Cost of products sold	1,089	1,035
Marketing and selling expenses	285	275
Administrative expenses	160	145
Research and development expenses	25	24
Other expenses / (income)	2	(2)

Total costs and expenses	1,561	1,477

Earnings before interest and taxes	275	259
Interest, net	41	45

Earnings before taxes	234	214

Taxes on earnings	68	68

Net earnings	$166	$146

Per share — basic
Net earnings	$.41	$.36

Dividends	$.18	$.17

Weighted average shares outstanding — basic	406	409

Per share — assuming dilution
Net earnings	$.40	$.35

Weighted average shares outstanding — assuming dilution	413	414

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $13 would have been recognized. Net earnings would have been $138 and diluted earnings per share would have been $.33. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $1; Marketing and selling — $3; Administrative — $8; and Research and development — $1.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 30,	May 1,
	2006	2005
Net sales	$6,227	$6,050

Costs and expenses
Cost of products sold	3,651	3,601
Marketing and selling expenses	969	951
Administrative expenses	454	403
Research and development expenses	73	68
Other expenses / (income)	1	(2)

Total costs and expenses	5,148	5,021

Earnings before interest and taxes	1,079	1,029
Interest, net	110	134

Earnings before taxes	969	895

Taxes on earnings	247	284

Net earnings	$722	$611

Per share — basic
Net earnings	$1.77	$1.49

Dividends	$.54	$.51

Weighted average shares outstanding — basic	408	409

Per share — assuming dilution
Net earnings	$1.74	$1.48

Weighted average shares outstanding — assuming dilution	414	414

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $35 would have been recognized. Net earnings would have been $589 and diluted earnings per share would have been $1.42. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $3; Marketing and selling — $9; Administrative — $20; and Research and development — $3.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In the first quarter of fiscal 2006, an incremental tax expense of $8 (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 30,	May 1,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$713	$627	14%
Baking and Snacking	422	421	0%
International Soup and Sauces	430	435	-1%
Other	271	253	7%

Total sales	$1,836	$1,736	6%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$171	$152	13%
Baking and Snacking	35	36	-3%
International Soup and Sauces	70	59	19%
Other	27	27	0%

Total operating earnings	303	274	11%
Unallocated corporate expenses	(28)	(15)

Earnings before interest and taxes	275	259	6%
Interest, net	(41)	(45)
Taxes on earnings	(68)	(68)

Net earnings	$166	$146	14%

Net earnings per share — assuming dilution	$.40	$.35	14%

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $13 would have been recognized. Net earnings would have been $138 and diluted earnings per share would have been $.33. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $1; Baking and Snacking — $2; International Soup and Sauces — $1; Other — $2; and Unallocated Corporate — $7.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 30,	May 1,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,701	$2,577	5%
Baking and Snacking	1,309	1,303	0%
International Soup and Sauces	1,333	1,353	-1%
Other	884	817	8%

Total sales	$6,227	$6,050	3%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$701	$643	9%
Baking and Snacking	125	129	-3%
International Soup and Sauces	206	184	12%
Other	122	121	1%

Total operating earnings	1,154	1,077	7%
Unallocated corporate expenses	(75)	(48)

Earnings before interest and taxes	1,079	1,029	5%
Interest, net	(110)	(134)
Taxes on earnings	(247)	(284)

Net earnings	$722	$611	18%

Net earnings per share — assuming dilution	$1.74	$1.48	18%

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $35 would have been recognized. Net earnings would have been $589 and diluted earnings per share would have been $1.42. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $3; Baking and Snacking — $6; International Soup and Sauces — $3; Other — $5; and Unallocated Corporate — $18.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax).The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In the first quarter of fiscal 2006, an incremental tax expense of $8 million (or $.02 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	April 30,	May 1,
	2006	2005
Current assets	$1,922	$1,384
Plant assets, net	1,944	1,911
Intangible assets, net	3,085	3,153
Other assets	301	355

Total assets	$7,252	$6,803

Current liabilities	$2,626	$1,890
Long-term debt	1,904	2,541
Nonpension postretirement benefits	276	290
Other liabilities	666	714
Shareowners’ equity	1,780	1,368

Total liabilities and shareowners’ equity	$7,252	$6,803

Total debt	$2,947	$2,988

Cash and cash equivalents	$530	$32

Net debt	$2,417	$2,956

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. These “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The impact of changes in accounting methods and certain tax matters on financial information are as follows:
(1)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax, $8 million after tax, benefit from the change in accounting method. Prior periods were not restated since the impact on previously issued financial statements was not considered material.

(2)	In the first quarter of fiscal 2006, the company adopted SFAS 123R which requires that all stock-based compensation be expensed based on the fair value of the awards. In fiscal 2005, the company did not recognize compensation expense for stock options under previous accounting guidelines. This adjustment reflects the pro forma impact had all stock-based awards been expensed.

(3)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.

(4)	In the first quarter of fiscal 2006, the company recorded incremental tax expense of $8 million associated with the repatriation of earnings under the American Jobs Creation Act.
The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of changes in accounting methods and certain tax matters:

	Third Quarter		%
	April 30, 2006	May 1, 2005	Change
Earnings before interest and taxes, as reported	$275	$259
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(13)

Adjusted Earnings before interest and taxes	$275	$246	12%

Interest, net, as reported	$41	$45

Adjusted Earnings before taxes	$234	$201	16%

Taxes on earnings, as reported	$68	$68
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(5)

Adjusted Taxes on earnings	$68	$63

Adjusted effective income tax rate	29.1%	31.3%

Net earnings, as reported	$166	$146
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(8)

Adjusted Net earnings	$166	$138	20%

Earnings per share, as reported	$0.40	$0.35
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.02)

Adjusted Earnings per share	$0.40	$0.33	21%

	Year-to-Date		%
	April 30, 2006	May 1, 2005	Change

Earnings before interest and taxes, as reported	$1,079	$1,029
Deduct: Impact of change in inventory accounting method (1)	(13)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(35)

Adjusted Earnings before interest and taxes	$1,066	$994	7%

Interest, net, as reported	$110	$134
Add: Reduction in interest expense related to the favorable resolution of tax contingency (3)	21	—

Adjusted Interest, net	$131	$134

Adjusted Earnings before taxes	$935	$860	9%

Taxes on earnings, as reported	$247	$284
Deduct: Tax impact of change in inventory accounting method (1)	(5)	—
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(13)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (3)	39	—
Deduct: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	(8)	—

Adjusted Taxes on earnings	$273	$271

Adjusted effective income tax rate	29.2%	31.5%

Net earnings, as reported	$722	$611
Deduct: Impact of change in inventory accounting method (1)	(8)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(22)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(60)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	8	—

Adjusted Net earnings	$662	$589	12%

Earnings per share, as reported	$1.74	$1.48
Deduct: Impact of change in inventory accounting method (1)	(0.02)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	0.05
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(0.14)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	0.02	—

Adjusted Earnings per share*	$1.60	$1.42	13%

*	The sum of the individual per share amounts does not equal net earnings per share due to rounding.
The company believes that financial information excluding certain changes in accounting methods and certain other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.

The table below summarizes information on total debt and cash and cash equivalents:

	April 30, 2006	May 1, 2005
Current notes payable	$1,043	$447
Long-term debt	1,904	2,541

Total debt	$2,947	$2,988

Less: Cash and cash equivalents	(530)	(32)

Net Debt	$2,417	$2,956

The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between current results and prior period results and a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.